UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2018

Inspired Builders, Inc.
(Exact name of Company as specified in its charter)

Nevada	333-171636	27-1989147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Nevada Registered Agents LLC

401 Ryland St, Suite 200-A

Reno, NV 89502
(Address of principal executive offices) (Zip Code)

917-575-8927
Company’s telephone number, including area code

8950 SW 74th Ct, Suite 2201-A44

Miami, FL 33156

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01 Entry into a Definitive Material Agreement.

Stock Purchase Agreement

On February 15, 2018 (the “Closing Date”), Inspired Builders, Inc. (the “Company”), the majority shareholder of the Company (the “Seller”) and certain buyer (the “Purchaser”) entered into a stock purchase agreement (the “Stock Purchase Agreement”), whereby the Purchaser purchased from the Seller, 95,643,929 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), representing approximately 94.58% of the issued and outstanding shares of the Company, for an aggregate purchase price of $300,000 (the “Purchase Price”).

The Stock Purchase Agreement contains customary terms and conditions for a transaction of this type, including representations, warranties and covenants, as well as provisions describing the consideration for the purchase and sale of majority/controlling interest, the process of exchanging the consideration and the effect of the stock purchase and sale. The foregoing description of the Stock Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, the Purchaser purchased the Shares, representing 94.58% of the total issued and outstanding stock of the Company, from the Seller.  In exchange for the controlling shares of the Company, Purchasers agreed to pay the Purchase Price, as referenced in Item 1.01 above.

In connection with the change in control, the Company plans to implement its business plan by acquiring a business in the technology and intellectual property industry. There is no assurance at this point, however, that such plan will be executed.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation of Directors/Officers

On the Closing Date, Scott Silverman tendered his resignation as the President, CEO, CFO, Secretary and sole director of the Company.

(b) Appointment of Directors and Officers

On the Closing Date, Kai Ming Zhao was appointed as the Company’s President, CEO, CFO, Secretary and sole director. Directors are elected to hold offices until the next annual meeting of shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

Kai Ming Zhao, President, Chief Executive Officer, Chief Financial Officer, Secretary and Director

Mr. Zhao has more than ten years’ experience in environmental consulting for a wide range of industries and over seven years’ experience in general project management including business development, marketing, team building and supervision, quality control and client management. Since March 2007, Mr. Zhao has worked in the San Francisco office of Ramboll Group, a global leading environmental, engineering, design and consultancy company, where he focused on helping businesses and government agencies resolving challenging environmental issues including but not limited to permitting, environmental impact assessment, carbon footprint, greenhouse gas and pollution mitigations. In 2015, Mr. Zhao was promoted to Managing Consultant at Ramboll Group.

Mr. Zhao received a B.S. in Science of Earth System from Cornell University in 2006 and an M.S. in Environmental Engineering from the University of California (Berkeley) in 2007.

Family Relationships

There are no family relationships between Mr. Zhao and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreement

There has not been any material plan, contract or arrangement (whether or not written) entered into between the Company and its sole director and officer.

Item 9.01   Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated February 15, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPIRED BUILDERS, INC.

Date: February 22, 2018	By:	/s/ Kai Ming Zhao
Kai Ming Zhao
President, Chief Executive Officer, Chief Financial Officer, Secretary and Director

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